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            Filed January 24, 1996 with Secretary of State, Tallahassee, Florida


                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        PHOENIX INTERNATIONAL LTD., INC.


         The undersigned, for the purpose of amending and restating the Articles of Incorporation of Phoenix International Ltd., Inc., a Florida corporation (the "Corporation"), do hereby adopt the following Amended and Restated Articles of Incorporation (the "Articles") pursuant to Section
607.1007 of the Florida Business Corporation Act (the "Act").


                                   ARTICLE I
                           NAME AND PRINCIPAL OFFICE

         The name of the Corporation is "Phoenix International Ltd., Inc." The principal office of the Corporation is 900 Winderley Place, Suite 140,
Orlando, Florida  32751.


                                   ARTICLE II
                                    PURPOSE

         The purpose is to engage in any activities or business permitted under the Act. Prior to the completion of the Initial Public Offering (as defined below), if any capital stock of the Corporation is held by any bank chartered by any federal or state authority or by any holding company or subsidiary thereof, the Corporation shall engage only in those activities or business which are permissible for such holders under applicable federal laws and regulations. The preceding restriction on activities or business shall terminate upon completion of the Initial Public Offering. Prior to the Initial Public Offering, this Article II shall be amended only by a vote in favor of the amendment by a majority of the holders of Class B Stock and Class C Stock.


                                  ARTICLE III
                                 CAPITAL STOCK

         A. Common Stock.

         The aggregate number of shares of common stock which the Corporation shall have authority to issue is 12,250,000 shares consisting of: 1,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Stock"); 10,000,000 shares of Class B Common Stock, par value $1.00 per share (the "Class B Stock"); 200,000 shares of Class C Common Stock, par value $5.00 per share (the "Class C Stock"); 50,000 shares of Class D Common






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Stock, par value $10.00 per share (the "Class D Stock"); and 1,000,000 shares of Class E Common Stock, par value $2.50 per share (the "Class E Stock," and, together with the Class A Stock, Class B Stock, Class C Stock, and Class D Stock, the "Common Stock").

         The relative rights, preferences and limitations of each class of Common Stock are as follows:

         (i) Dividends. Holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

         (ii) Voting. At every meeting of the shareholders, each holder of Class A Stock shall be entitled to ten votes per share, whether in person or by proxy, for each share of Class A Stock outstanding in his name on the transfer books of the Corporation. Each holder of Class B Stock and Class C Stock shall be entitled to one vote per share, whether in person or by proxy, for each share of Class B Stock or Class C Stock outstanding in his name on the transfer books of the Corporation. The holders of Class D Stock and Class E Stock shall have no right to vote at shareholders' meetings, except as provided under the Act. Upon any transfer of the Class A Stock after the date of these Articles, other than a transfer to a company or partnership which the holder of the Class A Stock beneficially owns a majority of the economic interest or to a member of the immediate family of the holder of the Class A Stock, such stock shall be converted to Class B Stock.

         (iii) Ranking. The Common Stock shall share ratably in distributions upon liquidation, dissolution or winding up of the Corporation.

         (iv) Conversion Rights. Each share of Class C Stock, Class D Stock and Class E Stock shall be converted into one share of Class B Stock on the effective date of the Initial Public Offering. For the purposes hereof, an "Initial Public Offering" shall mean an initial public offering of the Corporation's capital stock pursuant to a firm commitment underwriting by a recognized regional or national investment bank where the proceeds from the offering total at least $12,000,000.

         (v) Preemptive Rights. Prior to the Initial Public Offering, each holder of Class A Stock, Class B Stock and Class C Stock shall have the first right to purchase shares (and securities convertible into shares) of any class, kind or series of stock in this Corporation that may from time to time be issued, whether or not presently authorized, including shares from the treasury of this Corporation, in the ratio that the number of shares the shareholder holds at the time of issue bears to the total number of shares outstanding of Common Stock, exclusive of treasury shares. This right shall be deemed waived by any shareholder who does not exercise it and pay for the shares preempted within thirty days of receipt of a notice in writing from the Corporation, stating the prices, terms and conditions of the issues of shares, and inviting the shareholder to exercise its preemptive rights. This right may also be waived by affirmative





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written waiver submitted by the shareholder to the Corporation within thirty days of receipt of notice from the Corporation. Holders of stock of the Corporation of a class other than Class A Stock, Class B Stock and Class C Stock shall not have any preemptive rights. Upon completion of the Initial Public Offering no holder of stock of the Corporation shall be entitled to preemptive rights.

         (vi) Cumulative Voting. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

B.       Preferred Stock.

         In addition to the Common Stock, the Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles, which is effective without shareholder action, in accordance with the appropriate provisions of the Act, and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Class A Stock and Class B Stock and prior to the Initial Public Offering the Class C Stock, voting together as a single class, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.


                                   ARTICLE IV
                                   DIRECTORS

         The Corporation shall have nine directors. The Board of Directors shall be divided into three classes to be known as Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Prior to the Initial Public Offering, of the five directors elected by the holders of the Class A Common Stock, one such director shall be classified as Class I, two other such directors shall be classified as Class II and the remaining two directors shall be classified as Class III. Of the four remaining directors elected by the holders of the Class B Common Stock and Class C Common Stock, two such directors shall be classified as Class I, another shall be classified as Class II and the remaining director shall be classified as Class III.
Except in case of death, resignation, disqualification, or removal, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after





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his election.  Despite the expiration of a director's term, he shall continue to serve until his successor, if there is to be any, has been elected and has qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional
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directors elected by the Board of Directors until the next meeting of shareholders called for the purposes of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote. Upon the completion of the Initial Public Offering, the directors shall be elected by the majority vote of the Class A Stock and the Class B Stock, voting together as a single class.


                                   ARTICLE V
                           ACTION BY WRITTEN CONSENT

         Prior to the Initial Public Offering, any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less that the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. Upon completion of the Initial Public Offering, all actions by the shareholders shall be taken at a meeting, with prior notice, and with a vote of the holders of the outstanding stock of each voting group entitled to vote thereon.


                                   ARTICLE VI
                               VOTING PROVISIONS

         Upon the completion of the Initial Public Offering, for the following actions by the Corporation to be submitted to the vote of the shareholders, seven out of nine directors must vote in favor of submitting the action to the shareholders:

                 (i) sale of substantially all of the assets of the Corporation;

                 (ii)     liquidation of the Corporation; or

                 (iii) the merger, consolidation or reorganization of the Corporation;

provided, however, that the approval of a merger, consolidation or
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reorganization of the Corporation shall also require the vote of 66-2/3% of the votes of the Class A Stock and Class B Stock, voting together as a single class.



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                                  ARTICLE VII
                                   AMENDMENTS

         The power to adopt, alter, amend or repeal these Articles shall be vested in the shareholders by majority vote.


         These Amended and Restated Articles of Incorporation contain certain amendments requiring shareholder approval. The following voting groups were entitled to vote on these Articles as follows:

                                                 Voting Group Designation
                                                 ------------------------

                             Number of Shares            Number of Shares           Number of Shares
           Class             Entitled to Vote            Voted in Favor             Voted Against
           -----             ----------------            --------                   -------
 Class A Stock               600,000                     600,000                         0

 Class B Stock               220,000                     185,000                    35,000

 Class C Stock                80,000                      80,000                         0

 Class D Stock                10,000                      10,000                         0

 Class E Stock               367,577                     367,577                         0
                             -------                     -------                    ------


         The number of shares cast for these Articles by the shareholders in each voting group was sufficient for approval by that voting group; which shares were cast by written consents dated on or prior to November 20, 1995.

         IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this ______ day of _______________, 1995.

                                     /s/ BAHRAM YUSEFZADEH
                                     -------------------------------------------
                                     BAHRAM YUSEFZADEH, Chief Executive Officer


ATTEST:

/s/ Ruthann Rackawack
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Ruthann Rackawack, Secretary


(Corporate Seal)





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